EXHIBIT 1
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                          LEUCADIA NATIONAL CORPORATION
                              315 Park Avenue South
                            New York, New York 10010



                                          March 4, 2008

AmeriCredit Corp.
801 Cherry Street
Suite 3900
Fort Worth, Texas  76102

Attn:  Daniel E. Berce, President and Chief Executive Officer

Ladies and Gentlemen:

            We have discussed with you our intention to acquire shares of common stock, $0.01 par value per share (the "Common Stock"), of AmeriCredit Corp., a Texas corporation (the "Company"), and the possibility that the Company may enact certain shareholder protection measures. In consideration of your forbearing the enactment of such measures at the present time, and without prejudice to the Company's enactment of such measures in the future, intending to be legally bound, we agree as follows:

            1. We agree that, until March 3, 2010, without the prior approval of a majority of the members of the Board of Directors of the Company (the "Board") who are not Associates or Affiliates of ours and who have not been nominated to serve on the Board by us or any of our Affiliates or Associates (the "Disinterested Directors"), we and our subsidiaries, Associates, Affiliates and any persons with whom we have formed a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) (together, the "Restricted Persons") will not (i) enter into or agree, offer or seek or propose to enter into, directly or indirectly, any merger, acquisition transaction or other business combination involving the Company or any of its subsidiaries or any of their respective assets or properties; (ii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission promulgated under the Exchange
Act) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company or any of its subsidiaries in connection with seeking the removal of any directors on the Board or a change in the size or composition of the Board, or call a special shareholder's meeting for any such purpose; or (iii) directly or indirectly enter into any discussions, negotiations, arrangements or understandings with any other person (including any individual, firm, corporation, partnership or other entity or any "person" as such term is used in Section 13(d) or Section 14(d)(2) of the Exchange Act) ("person") with respect to any of the foregoing activities or propose any of such activities. The "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute. The terms "Affiliate" and "Associate" shall have the meanings set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.


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            2.    We acknowledge that the Restricted Persons have acquired more than 25% of the outstanding Common Stock and, until March 3, 2010, without the prior approval of a majority of the Disinterested Directors, we agree that the Restricted Persons will not acquire any additional shares of Common Stock (or rights in respect thereof) or the right or rights to vote additional voting securities of the Company, if as a result of thereof, the Restricted Persons would have beneficial ownership (within the meaning of Section 13(d) of the Exchange Act) of in excess of 29.9% of the voting power of the Common Stock; provided, however, the Company agrees that if any other person, or group of which such other person is a part, that is unaffiliated with the Restricted Persons shall acquire more than 30% of the voting power of the Common Stock, then we shall be permitted to acquire such number of additional shares of Common Stock that would permit the Restricted Persons to beneficially own an aggregate amount of the Common Stock having voting power equal to the voting power of such other unaffiliated person, entity or group plus one percent (1%), such that the Restricted Persons are able to remain the largest holder of Common Stock by one percent (1%), unless (i) at such time there is no default or event of default under any of the Company's or any of its subsidiaries' warehouse credit facility agreements or securitization transaction agreements in effect on the date hereof, and (ii) any such acquisition of additional Common Stock by the Reporting Persons would result in the occurrence of an event of default under any such agreement.

            3. We agree that, until March 3, 2010, without the prior approval of a majority of the Disinterested Directors, the Restricted Persons will not sell or dispose, in a single transaction or series of transactions, Common Stock (or rights in respect thereof) to any other person or "group" if we know the person or group would hold (for such purpose, including the right to acquire), in excess of 4.9% of the Common Stock, unless (i) prior to such sale or disposition, the proposed transferee enters into an agreement with the Company in substantially the form of this letter agreement (other than Paragraph 6);
(ii) such sale is part of a tender offer or exchange offer made to all stockholders of the Company by a person other than us or who is not a subsidiary or an Affiliate or Associate of ours and is not a part of a "group" of which we are a part; or (iii) such disposition is pursuant to a dividend or distribution made by us on a pro rata basis to our shareholders.

            4. The restrictions set forth in Paragraph 2 hereof are expressly agreed to preclude us from engaging in any hedging or other transaction which is or would result in the acquisition of "beneficial ownership" (as defined in Rule 13d-3 of the Exchange Act) of Common Stock in contravention of the provisions of this letter agreement. Such prohibited hedging or other transactions would include, without limitation, any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to Common Stock or with respect to any security that includes, relates to, or derives any significant part of its value from such Common Stock.

            5. We agree that, until March 3, 2010, at any meeting of the shareholders of the Company, however called, or in any other circumstance in which the vote, consent or approval of the shareholders of the Company, in their capacity as shareholders, is sought, with respect to the election of directors of the Company, that we shall vote or give our consent with respect thereto, or cause to be voted or consent to be given with respect thereto, all shares of Common Stock held by the Restricted Persons, or over which we exercise voting control, in favor of those nominees approved by the Disinterested Directors, provided, if we have become and remain entitled to designate individuals for


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election to the Board in accordance with Paragraph 6, that our nominees shall have been nominated to serve on the Board upon the expiration of their terms of office, if any such terms are expiring, to the extent required under Paragraph
6. We agree that we will not grant any proxy, power-of-attorney or other authorization in or with respect to any shares of Common Stock that are held by the Reporting Persons, or over which we exercise voting control, or take any other action, in our capacity as a shareholder of the Company, that would in any way restrict, limit or interfere with the performance of our obligations hereunder.

            6. As a result of our acquisition of more than 25% of the outstanding Common Stock, the Company shall promptly increase the size of the Board by two (2) directorships, and the vacancies on the Board created thereby shall be filled by the Disinterested Directors with two of our designees to be selected by us in our sole discretion, who initially shall be Ian Cumming and Justin Wheeler. One of such designees shall be appointed to the class of directors whose term expires at the 2008 annual meeting of shareholders, and the other such designee shall be appointed to the class of directors whose term expires at the 2009 annual meeting of shareholders. In each subsequent election of directors of the Company, the Company shall use its best efforts to nominate a slate such that, when taken together with the directors not then up for re-election, the Board will include two directors designated by us. If any of our director designees resigns or becomes ineligible to serve on the Board, we shall have the right, in our sole discretion, to designate a replacement for such director designee, provided such replacement is eligible to serve on the Board. Upon our request, one of our director designees shall be appointed to serve on each committee of the Board, provided that such designee is qualified to serve on such committee under applicable regulations and listing standards. The Company shall not increase the size of the Board beyond nine (9) directorships without the approval of both a majority of the members of the Board and our director designees. If, after having acquired beneficial ownership of at least 25% of Common Stock, we (including our subsidiaries, Associates and Affiliates) subsequently sell or otherwise dispose of shares of Common Stock and, as a result, we (including our subsidiaries, Associates and Affiliates) shall beneficially own less than 25% of the Common Stock, we shall cause the individuals designated by us then serving on the Board to resign from the Board if requested by the Disinterested Directors and, subject to the proviso below, we shall no longer be entitled to representation on the Board; provided, however, that if we purchase additional shares of Common Stock such that we again own 25% or more of the Common Stock within sixty (60) days of such request by the Disinterested Directors, the individuals designated by us then serving on the Board shall not be required to resign and we shall continue to be entitled to representation on the Board pursuant to this letter agreement.

            7. The Company shall furnish us with such financial information concerning the Company that we request to enable us to timely comply with our reporting obligations under applicable securities laws.

            8. The Company and we shall enter into a mutually acceptable registration rights agreement having the principal terms set forth on Annex A hereto affording us the right to require the Company, at the Company's expense, to file with the Securities and Exchange Commission, upon our demand, a registration statement on Form S-3 registering the resale of the shares of Common Stock owned by us.





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            9.    We agree that all shares of Common Stock that we beneficially own as of the date of this letter agreement, and any shares of Common Stock that we purchase or with respect to which we otherwise acquire beneficial ownership or voting rights, directly or indirectly, after the date of this letter agreement, including, without limitation, shares issued upon the conversion, exercise or exchange, as the case may be, of securities held by us that are convertible into, or exercisable or exchangeable for, shares of Common Stock, shall be subject to the terms and conditions of this letter agreement.

            10. Except as otherwise provided herein, the restrictions and agreements made by us contained in Paragraphs 1 through 6 shall terminate upon the earliest to occur of (i) such time as the Restricted Persons own less than 5% of the Common Stock; (ii) the Company's breach of any material provision of this Agreement, which breach shall continue uncured for more than 30 days after written notice of such breach shall have been delivered by us to the Disinterested Directors (but any such breach hereof by the Company shall not relieve the Company of the restrictions and agreements made by it herein); (iii) the acquisition by any person or "group" that is not affiliated or associated with us of a majority of the Common Stock; (iv) the date on which the Company shall have entered into any merger, acquisition transaction or other business combination involving the Company or its assets or properties; or (v) March 3, 2010. The restrictions and obligations of the Company contained in Paragraphs 6 and 8 hereof shall terminate upon the earliest to occur of (i) if we breach any material provision of this letter agreement, which breach shall continue uncured for more than 30 days after written notice of such breach shall have been delivered by the Company to us, but any such breach hereof by us shall not relieve us of the restrictions and agreements made by us herein or (ii) March 3, 2010. Notwithstanding the foregoing, the provisions of Paragraph 7 hereof shall continue for so long as (but only to the extent that) we are required to include financial information concerning the Company in our public reporting).

            11. The parties hereto acknowledge and agree that money damages would not be a sufficient remedy for any breach or threatened breach of any provision of this letter agreement, and that in addition to all other remedies which we or the Company may have, each of the parties hereto will be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach, without the necessity of posting any bond.

            12. It is understood and agreed that no failure or delay by a party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

            13. The invalidity or unenforceability of any provision of this letter agreement shall not affect the validity or enforceability of any other provisions of this letter agreement, which shall remain in full force and effect.

            14. This letter agreement may not be amended, modified or waived, in whole or in part, except by a separate writing signed by the Company and us expressly so amending, modifying or waiving such agreement or any part thereof.

            15. This letter agreement may be executed in two or more counterparts (including by means of facsimile), each of which shall be deemed to be an original but all of which together shall constitute one and the same


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instrument. Receipt of an executed signature page to this letter agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of this executed letter agreement shall be deemed to be originals thereof.

            16. Each party agrees and consents to personal jurisdiction and service of process and exclusive venue in the federal court in the Northern District, Dallas Division, of the State of Texas for the purposes of any action, suit or proceeding arising out of or relating to this letter agreement. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regards to its conflicts of law principles.

                                    Very truly yours,

                                    Leucadia National Corporation



                                    By:   /s/  Ian M. Cumming
                                         --------------------------------
                                    Name:  Ian M. Cumming
                                    Title: Chairman of the Board




Confirmed and agreed to as of the date first written above:

AmeriCredit Corp.


By:    /s/  Daniel E. Berce
      --------------------------
Name:       Daniel E. Berce
      --------------------------
Title:      President and CEO
      --------------------------








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                                                                         Annex A

                     TERMS OF REGISTRATIONS RIGHTS AGREEMENT

o Three demand registrations, subject to a minimum threshold of (i) at least 20% of the aggregate number of shares held by us, or (ii) reasonably expected to generate aggregate gross proceeds of at least $25 million, even if less than 20%).
o     No more than one demand registration in any six month period.
o The Company shall use its best efforts to cause a registration statement to be filed not later than 30 days after receipt by the Company of the demand notice for a shelf registration (60 days for an underwritten offering); continuous effectiveness for 180 days. If available on Form S-3, Company must file and maintain a shelf registration for the registrable shares (which include all currently owned and after acquired shares); shelf to remain effective so long as we own any shares; shelf to permit underwritten offerings and to the extent available will be filed as a so-called "WKSI" shelf; securities to remain registrable unless they have been sold under a registration statement or Rule 144.
o Blackout period: not more than once in any six-month period for not more than 60 days and not more than, in the aggregate, 90 days during any twelve-month period.
o The Company will pay all expenses in connection with any request for registration pursuant to the registration rights agreement, including road shows.
o     Piggy back rights.
o     Most Favored Nations provision.